EXHIBIT 21.1

LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation
Harvest Dussafu B.V. HNR Energia B.V.	The Netherlands The Netherlands

The names of certain subsidiaries have been omitted in reliance upon Item 601(b)(21)(ii) of Regulation S-K.